INDEPENDENT AUDITOR'S REPORT
                 ----------------------------

Board of Directors
GFS Bancorp, Inc.
Grinnell, Iowa

We have audited the accompanying consolidated balance sheet of GFS Bancorp, Inc. and subsidiary as of June 30, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 30, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GFS Bancorp, Inc. and its subsidiary as of June 30, 1995 and the consolidated results of their operations and their cash flows for the years ended June 30, 1995 and 1994, in conformity with generally accepted accounting principles.


/s/ VROMAN, MCGOWEN, HURST, CLARK & SMITH, P.C.


Des Moines, Iowa
July, 1995